Exhibit 99.1
News Release
For Immediate Release: June 12, 2018
H&R Block Reports Improved Results for Fiscal 2018 and Dividend Increase; To Provide Outlook for Fiscal 2019

▪	Revenues increased 4 percent to $3.2 billion[1] driven by improvement in the company's U.S. Assisted and do-it-yourself (DIY) businesses

▪
Pretax income increased 6% to $669 million; earnings per share from continuing operations[2] increased $1.02, or 52 percent, to $2.98, due to the increase in pretax income and the company's lower effective tax rate resulting from the recently-enacted federal corporate tax legislation

▪	Announced a dividend increase to an annual rate of $1.00, or $0.25 per quarter, representing a 4 percent increase over the prior year

▪	Company will share initial thoughts on its multi-year enterprise strategic framework and financial outlook for fiscal 2019 during its earnings conference call today at 4:30 p.m. Eastern time
KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) today released its financial results for the fiscal year ended April 30, 2018. Revenues increased 4 percent, driven by improved client volumes and net average charge in its U.S. tax businesses. Earnings per share from continuing operations increased 52 percent, to $2.98, primarily driven by the company's lower effective tax rate, as well as improved pretax earnings.
For fiscal 2018, approximately 20.0 million returns were prepared by or through H&R Block in the U.S., a 2.5 percent increase over fiscal 2017. Client trajectory improved in the company's U.S. Assisted business as a result of stronger client retention, with a 0.6 percent decline in returns compared to a 2.5 percent decline in fiscal 2017. Growth in online U.S. DIY returns outpaced the industry at 10.3 percent due to product enhancements and more effective marketing. Additionally, the company reported increases in net average charge in both Assisted and DIY.
"We achieved our goal of improving the client trajectory and delivered positive financial results for the fiscal year," said Jeff Jones, H&R Block's president and chief executive officer. "We're also making progress on our multi-year strategic framework. As we look ahead to fiscal 2019, we will make strategic investments to enhance the relevance of our brand, strengthen technology platforms, and improve the fundamental value clients receive from H&R Block. I'm excited about the future and look forward to sharing more about our plans on our investor call this afternoon."

[1]	All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.
2 All per share amounts are based on fully diluted shares at the end of the corresponding period.

Fiscal 2018 Results From Continuing Operations
"We are pleased with our financial performance this year, with revenue growth, strong margins, and improved earnings," said Tony Bowen, H&R Block's chief financial officer. "Our improved results, along with our strong balance sheet and cash position, provide a solid foundation as we invest in our strategic evolution."

(in millions, except EPS)	Fiscal Year 2018	Fiscal Year 2017
Revenue	$3,160	$3,036
Pretax Income	$669	$629
Net Income	$627	$421
Weighted-Avg. Shares - Diluted	210.2	214.1
EPS[2]	$2.98	$1.96
EBITDA[3]	$941	$904

Key Financial Metrics

▪	Total revenues increased $124 million, or 4.1 percent, to approximately $3.2 billion, driven by:

–	Increased U.S. Assisted tax preparation fees resulting from favorable net average charge and mix, partially offset by a decline in return volumes; and

–	Increased U.S. DIY tax preparation fees resulting from increased return volumes and net average charge, which was due to favorable product mix.

▪
Total operating expenses increased $88 million, or 3.8 percent, primarily due to increases in compensation costs, occupancy costs, and bad debt expense, partially offset by lower marketing and advertising expenses.

▪	Pretax income increased $39 million, or 6.3 percent, to $669 million.

▪
The company's effective tax rate decreased to 6.3 percent in fiscal 2018 from 33.1 percent in fiscal 2017. A significant portion of the items generating the rate reduction in fiscal 2018 are related to the recently-enacted federal corporate tax legislation, which became effective during fiscal 2018. Starting in fiscal 2019, the company currently estimates its annual effective tax rate will be approximately 23 to 25 percent. For additional information on the impact of the recently-enacted federal corporate tax legislation, please refer to disclosures in the company's reports on Form 10-K, 10-Q, and other filings with the SEC.

▪
Net income from continuing operations increased 48.9 percent to $627 million, primarily due to changes to the company's effective tax rate, as well as the improvement in pretax income. EBITDA from continuing operations increased 4.1 percent, to $941 million, reflecting an EBITDA margin of 29.8 percent.[3]

▪
Diluted earnings per share from continuing operations increased $1.02, or 52.0 percent, to $2.98 due to the increase in net income noted above. Approximately $0.85 of the $1.02 increase is due to a lower effective tax rate.

3 The company reports non-GAAP financial measures of performance, including earnings before interest, tax, depreciation, and amortization (EBITDA), EBITDA margin and free cash flow, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

Dividends
The company announced that the Board of Directors approved a 4 percent increase in its quarterly dividend, to $0.25 per share. Future actions regarding dividends will be dependent upon the Board's annual review and approval following consideration of operating results, market conditions, and capital needs, among other factors.
A quarterly cash dividend of $0.25 per share is payable on July 2, 2018 to shareholders of record as of June 22, 2018. H&R Block has paid quarterly dividends consecutively since the company went public in 1962.
Discontinued Operations
During fiscal 2018, Sand Canyon Corporation made payments of $4.5 million pursuant to a settlement agreement entered into in fiscal 2016. The full amount of the payments had been previously accrued by the company. For additional information on Sand Canyon, please refer to disclosures in the company’s reports on Forms 10-K, 10-Q, and other filings with the SEC.
Conference Call
Discussion of the fiscal 2018 results, future outlook, and a general business update will occur during the company’s previously announced fiscal earnings conference call for analysts, institutional investors, and shareholders. The call is scheduled for 4:30 p.m. Eastern time on June 12, 2018. To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:
U.S./Canada (855) 702-5257 or International (213) 358-0868
Conference ID: 3975526
The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investors.hrblock.com. The presentation will be posted on the Webcasts and Presentations page at http://investors.hrblock.com following the conclusion of the call.
A replay of the call will be available beginning at 7:30 p.m. Eastern time on June 12, 2018, and continuing until July 12, 2018, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 3975526. The webcast will be available for replay beginning on June 13, 2018 and continuing for 90 days at http://investors.hrblock.com.
About H&R Block
H&R Block, Inc. (NYSE: HRB) is a global consumer tax services provider. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products for the DIY consumer. H&R Block also offers adjacent Tax Plus products and services. In fiscal 2018, H&R Block had annual revenues of over $3.1 billion with over 23 million tax returns prepared worldwide. For more information, visit the H&R Block Newsroom.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. Factors that may cause the company’s actual estimated effective tax rate to differ from estimates include the company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the company has made, guidance from the Internal Revenue Service, SEC, or the Financial Accounting Standards Board about the Tax Legislation, and future actions of the company. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2017 in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at http://investors.hrblock.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Susan Waldron, (816) 854-5522, susan.waldron@hrblock.com

TABLES FOLLOW

CONSOLIDATED STATEMENTS OF OPERATIONS			(unaudited, in 000s - except per share amounts)
	Three months ended April 30,		Year ended April 30,
	2018	2017	2018	2017

REVENUES:
Service revenues	$2,125,037	$2,055,628	$2,766,426	$2,648,349
Royalty, product and other revenues	267,812	272,287	393,505	387,965
	2,392,849	2,327,915	3,159,931	3,036,314
OPERATING EXPENSES:
Costs of revenues	855,394	818,812	1,739,729	1,644,377
Selling, general and administrative	286,959	275,581	668,152	675,953
Total operating expenses	1,142,353	1,094,393	2,407,881	2,320,330

Other income (expense), net	2,795	1,306	6,054	6,254
Interest expense on borrowings	(22,270)	(22,925)	(89,372)	(92,951)
Income from continuing operations before income taxes	1,231,021	1,211,903	668,732	629,287
Income taxes	85,057	425,333	41,823	208,370
Net income from continuing operations	1,145,964	786,570	626,909	420,917
Net loss from discontinued operations	(3,037)	(3,218)	(13,760)	(11,972)
NET INCOME	$1,142,927	$783,352	$613,149	$408,945

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$5.47	$3.79	$2.99	$1.97
Discontinued operations	(0.02)	(0.02)	(0.06)	(0.05)
Consolidated	$5.45	$3.77	$2.93	$1.92

WEIGHTED AVERAGE BASIC SHARES	209,230	207,170	208,824	212,809

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$5.43	$3.76	$2.98	$1.96
Discontinued operations	(0.01)	(0.01)	(0.07)	(0.05)
Consolidated	$5.42	$3.75	$2.91	$1.91

WEIGHTED AVERAGE DILUTED SHARES	210,527	208,605	210,213	214,095

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of April 30,	2018	2017

ASSETS
Cash and cash equivalents	$1,544,944	$1,011,331
Cash and cash equivalents - restricted	118,734	106,208
Receivables, net	146,774	162,775
Income taxes receivable	12,310	—
Prepaid expenses and other current assets	68,951	65,725
Total current assets	1,891,713	1,346,039
Property and equipment, net	231,888	263,827
Intangible assets, net	373,981	409,364
Goodwill	507,871	491,207
Deferred tax assets and income taxes receivable	34,095	83,728
Other noncurrent assets	101,401	99,943
Total assets	$3,140,949	$2,694,108
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$251,975	$217,028
Accrued salaries, wages and payroll taxes	141,499	183,856
Accrued income taxes and reserves for uncertain tax positions	263,050	348,199
Current portion of long-term debt	1,026	981
Deferred revenue and other current liabilities	186,101	189,216
Total current liabilities	843,651	939,280
Long-term debt	1,494,609	1,493,017
Deferred tax liabilities and reserves for uncertain tax positions	229,430	159,085
Deferred revenue and other noncurrent liabilities	179,548	163,609
Total liabilities	2,747,238	2,754,991
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	2,462	2,462
Additional paid-in capital	760,250	754,912
Accumulated other comprehensive loss	(14,303)	(15,299)
Retained earnings (deficit)	362,980	(48,206)
Less treasury shares, at cost	(717,678)	(754,752)
Total stockholders' equity (deficiency)	393,711	(60,883)
Total liabilities and stockholders' equity	$3,140,949	$2,694,108

CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Year ended April 30,	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$613,149	$408,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	183,295	182,168
Provision for bad debt	74,489	52,776
Deferred taxes	112,140	46,455
Stock-based compensation	21,954	19,285
Changes in assets and liabilities, net of acquisitions:
Receivables	(65,602)	(77,873)
Prepaid expenses and other current assets	(3,365)	(4,542)
Other noncurrent assets	(1,421)	(6,364)
Accounts payable and accrued expenses	32,610	(30,472)
Accrued salaries, wages and payroll taxes	(43,142)	22,789
Deferred revenue and other current liabilities	(3,562)	(59,998)
Deferred revenue and other noncurrent liabilities	12,689	4,314
Income tax receivables, accrued income taxes and income tax reserves	(75,491)	129
Other, net	(7,740)	(5,415)
Net cash provided by operating activities	850,003	552,197

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales, maturities of and payments received on available-for-sale securities	—	1,144
Principal payments and sales of mortgage loans and real estate owned, net	—	207,174
Capital expenditures	(98,583)	(89,255)
Payments made for business acquisitions, net of cash acquired	(42,539)	(54,816)
Franchise loans funded	(22,320)	(34,473)
Payments received on franchise loans	39,968	61,437
Other, net	11,417	8,108
Net cash provided by (used in) investing activities	(112,057)	99,319

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(830,000)	(1,700,000)
Proceeds from line of credit borrowings	830,000	1,700,000
Dividends paid	(200,469)	(187,115)
Repurchase of common stock, including shares surrendered	(9,147)	(322,850)
Proceeds from exercise of stock options	28,340	2,371
Other, net	(9,388)	(22,830)
Net cash used in financing activities	(190,664)	(530,424)

Effects of exchange rate changes on cash	(1,143)	(4,464)

Net increase in cash, cash equivalents and restricted cash	546,139	116,628
Cash, cash equivalents and restricted cash, beginning of period	1,117,539	1,000,911
Cash, cash equivalents and restricted cash, end of period	$1,663,678	$1,117,539

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net of refunds received	$8,276	$163,539
Interest paid on borrowings	84,320	87,185
Accrued additions to property and equipment	3,010	2,433

Note: Effective May 1, 2017, we adopted the provisions of Accounting Standards Update No. 2016-18, "Restricted Cash (a consensus of the FASB Emerging Issues Task Force)," (ASU 2016-18) on a retrospective basis. Accordingly, the statements of cash flows explain the change in the total of cash, cash equivalents and amounts generally described as restricted cash and restricted cash equivalents per ASU 2016-18. Amounts for prior periods have been retrospectively adjusted to conform to the current period presentation.

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended April 30,		Year ended April 30,
	2018	2017	2018	2017
REVENUES:
U.S. assisted tax preparation fees	$1,613,204	$1,596,182	$1,947,160	$1,902,212
U.S. royalties	186,049	193,663	245,444	250,270
U.S. DIY tax preparation fees	204,348	182,375	243,159	219,123
International revenues	126,607	116,992	227,266	210,320
Revenues from Refund Transfers	117,238	96,898	171,959	148,212
Revenues from Emerald Card®	62,348	59,412	102,640	95,221
Revenues from Peace of Mind® Extended Service Plan	25,077	24,965	101,572	92,820
Interest and fee income on Emerald Advance	24,653	25,503	56,986	57,022
Other	33,325	31,925	63,745	61,114
	2,392,849	2,327,915	3,159,931	3,036,314
Compensation and benefits:
Field wages	478,809	465,295	740,675	702,518
Other wages	51,344	52,256	191,981	181,735
Benefits and other compensation	86,837	80,749	173,221	163,368
	616,990	598,300	1,105,877	1,047,621
Occupancy (1)	118,769	105,982	401,524	377,420
Marketing and advertising	166,267	157,618	249,142	261,281
Depreciation and amortization	46,417	49,976	183,295	182,168
Provision for bad debt	41,060	23,142	74,489	52,776
Supplies	18,974	22,380	31,026	33,847
Other (1)	133,876	136,995	362,528	365,217
Total operating expenses	1,142,353	1,094,393	2,407,881	2,320,330

Other income (expense), net	2,795	1,306	6,054	6,254
Interest expense on borrowings	(22,270)	(22,925)	(89,372)	(92,951)
Income from continuing operations before income taxes	1,231,021	1,211,903	668,732	629,287
Income taxes	85,057	425,333	41,823	208,370
Net income from continuing operations	1,145,964	786,570	626,909	420,917
Net loss from discontinued operations	(3,037)	(3,218)	(13,760)	(11,972)
NET INCOME	$1,142,927	$783,352	$613,149	$408,945

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$5.47	$3.79	$2.99	$1.97
Discontinued operations	(0.02)	(0.02)	(0.06)	(0.05)
Consolidated	$5.45	$3.77	$2.93	$1.92

WEIGHTED AVERAGE BASIC SHARES	209,230	207,170	208,824	212,809

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$5.43	$3.76	$2.98	$1.96
Discontinued operations	(0.01)	(0.01)	(0.07)	(0.05)
Consolidated	$5.42	$3.75	$2.91	$1.91

WEIGHTED AVERAGE DILUTED SHARES	210,527	208,605	210,213	214,095

EBITDA from continuing operations (2)	$1,299,708	$1,284,804	$941,399	$904,406
EBITDA margin of continuing operations (2)	54.3%	55.2%	29.8%	29.8%

(1)
We reclassified $11.7 million and $37.6 million of software and information technology (IT) maintenance expenses from occupancy and equipment to other expenses for the three and twelve months ended April 30, 2017, respectively, to conform with current period presentation, which was changed during our fourth quarter.

(2)	See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

TAX OPERATING DATA
Year ended April 30,	2018	2017	% Change

U.S. Tax Returns Prepared: (in 000s) (1) (2)
Company-Owned Operations	8,050	8,140	(1.1)%
Franchise Operations	3,769	3,755	0.4%
Total H&R Block Assisted	11,819	11,895	(0.6)%

Desktop	2,031	2,003	1.4%
Online	5,502	4,988	10.3%
Total H&R Block DIY	7,533	6,991	7.8%

IRS Free File	613	588	4.3%
Total H&R Block U.S. Returns	19,965	19,474	2.5%

International tax returns prepared: (in 000s)
Canada (3)	2,423	2,460	(1.5)%
Australia	757	750	0.9%
Other	187	293	(36.2)%
Total international returns	3,367	3,503	(3.9)%
Tax returns prepared worldwide	23,332	22,977	1.5%

Net Average Charge (U.S. only): (4)
Company-Owned Operations	$241.35	$237.11	1.8%
Franchise Operations (5)	211.88	207.33	2.2%
DIY	32.28	31.34	3.0%

(1)
An assisted tax return is defined as a current or prior year individual tax return that has been accepted and paid for by the client.  Also included are business returns. The count methodology has been adjusted in the current and prior years periods to exclude business extensions and to recognize the corresponding tax returns when filed. A DIY return is defined as a return that has been electronically filed and accepted by the IRS.  Also included are online returns paid and printed.

(2)	Amounts have been reclassified between company-owned and franchise for offices which were refranchised or repurchased by the company during the year.

(3)
In fiscal year 2017, the end of the Canadian tax season was extended from April 30 into May. Tax returns prepared in Canada in fiscal year 2017 includes approximately 59 thousand returns in both company-owned and franchise offices which were accepted by the client after April 30. The revenues related to these returns were recognized in fiscal year 2018.

(4)	Net average charge is calculated as tax preparation fees divided by tax returns prepared. For DIY, net average charge excludes IRS Free File.

(5)
Net average charge related to H&R Block Franchise Operations represents tax preparation fees collected by H&R Block franchisees divided by returns prepared in franchise offices. H&R Block will recognize a portion of franchise revenues as franchise royalties based on the terms of franchise agreements.

	Three months ended April 30,		Year ended April 30,
NON-GAAP FINANCIAL MEASURE - EBITDA	2018	2017	2018	2017

Net income - as reported	$1,142,927	$783,352	$613,149	$408,945
Discontinued operations, net	3,037	3,218	13,760	11,972
Net income from continuing operations - as reported	1,145,964	786,570	626,909	420,917
Add back:
Income taxes of continuing operations	85,057	425,333	41,823	208,370
Interest expense of continuing operations	22,270	22,925	89,372	92,951
Depreciation and amortization of continuing operations	46,417	49,976	183,295	182,168
	153,744	498,234	314,490	483,489

EBITDA from continuing operations	$1,299,708	$1,284,804	$941,399	$904,406

EBITDA margin from continuing operations (1)	54.3%	55.2%	29.8%	29.8%

	Three months ended April 30,		Year ended April 30,
Supplemental Information	2018	2017	2018	2017

Stock-based compensation expense:
Pretax	$4,889	$2,340	$21,954	$19,285
After-tax	4,551	1,448	20,571	12,342
Amortization of intangible assets:
Pretax	$20,418	$21,611	$79,883	$78,935
After-tax	19,007	13,664	74,850	50,518

(1)	EBITDA margin from continuing operations is computed as EBITDA from continuing operations divided by revenues from continuing operations.
NON-GAAP FINANCIAL INFORMATION
The accompanying press release contains non-GAAP financial measures. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business.
We may consider whether significant items that arise in the future should be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including EBITDA from continuing operations and free cash flow. We also use EBITDA from continuing operations and pretax income of continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.